FAIRCHILD INDUSTRIES, INC.
   PRO FORMA CONDENSED SEPARATED FINANCIAL STATEMENTS (UNAUDITED)

     The Following unaudited pro forma condensed separated balance sheet as of December 31, 1995, and the pro forma condensed separated consolidated statements of earnings for the year ended June 30, 1995 and the six months ended December 31, 1995, give effect to the Company's disposition of the D-M-E Company ("DME"). The pro forma information is based on the historical financial statements of the Company and DME giving effect to the transaction and assumptions and adjustments specified in the accompanying notes to the pro forma financial statements.

     The unaudited pro forma statements of the Company are not necessarily indicative of the results or financial position that actually would have occurred if the disposition of DME had been in effect since July 1, 1994 and July 1, 1995, nor are they necessarily indicative of future results or financial position of the Company. The pro forma financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Company's June 30, 1995 Form 10-K.

                             FAIRCHILD INDUSTRIES, INC.
                   PRO FORMA CONDENSED SEPARATED BALANCE SHEET
                                  December 31, 1995
                                   (in thousands)

                                      Historical             Pro Forma
                                ---------------------  -----------------------
   ASSETS                              FII        DME     Adjustments      FII
   ------                       ---------- ----------  ------------  ---------
Cash                            $   6,329  $           $ 74,000 (1)
                                                        (74,000)(2)  $  6,329
Accounts receivable                60,425                              60,425
Notes receivable-current                                171,377 (1)   171,377
Inventories                        67,967                              67,967
Prepaid expenses and other
 current assets                     8,136                               8,136
Net current assets of
 discontinued operations           34,609    (34,166)                     443
                                ---------- ----------  ---------     ---------
Total Current Assets              177,466    (34,166)   171,377       314,677

Property, plant and equipment     209,799                             209,799
Accumulated depreciation          (93,372)                            (93,372)
Net noncurrent assets of
 discontinued operations           85,577    (85,528)                      49
Goodwill                          138,456                             138,456
Other assets                       64,836                              64,836
                                ---------- ----------  ---------     ---------
Total Assets                    $ 582,762  $(119,694)  $171,377      $634,445
                                ========== ==========  =========     =========
LIABILITIES
-----------
Bank notes payable and current
 maturities of long term debt   $  74,598  $           $(67,303)(2)  $  7,295
Accounts payable                   26,444                              26,444
Intercompany notes payable         23,405                              23,405
Other accrued liabilities          50,962                 7,341 (1)    58,303
Accrued income tax                                       41,420 (1)    41,420
                                ---------- ----------  ---------     ---------
Total Current Liabilities         175,409      --       (18,542)      156,867

Long-term debt, less current
 maturities                       188,427                (6,697)(2)   181,730
Other long-term liabilities        54,551                              54,551
Noncurrent income taxes            17,884                              17,884
Redeemable preferred stock         16,691                              16,691
                                ---------- ----------  ---------     ---------
Total Liabilities                 452,962      --       (25,239)      427,723

Stockholders' equity:
 Series B preferred stock         230,200                             230,200
 Series C preferred stock          24,015                              24,015
 Common stock                         140     (3,826)     3,826 (1)       140
 Paid-in capital                    2,925   (100,084)   100,084 (1)     2,925
 Retained earnings               (130,124)   (15,784)    15,784 (1)
                                                         76,922 (1)   (53,202)
 Cumulative translation
  adjustment                        2,644                               2,644
                                ---------- ----------  ---------     ---------
Total Stockholders' Equity        129,800   (119,694)   196,616       206,722
Total Liabilities and
 Stockholders' Equity           $ 582,762  $(119,694)  $171,377      $634,445
                                ========== ==========  =========     =========

          See Notes to Pro Forma Condensed Separated Financial Statements.

                           FAIRCHILD INDUSTRIES, INC.
                PRO FORMA CONDENSED SEPARATED STATEMENT OF EARNINGS
                        For the year ended June 30, 1995
                                (in thousands)

                                      Historical             Pro Forma
                                ---------------------  -----------------------
                                    FII        DME     Adjustments      FII
Revenue:                        ---------- ----------  -----------   ---------
Sales                          $ 508,612  $(167,769)                $340,843
 Other income, net                  2,908        396                    3,304
                                ---------- ----------  ---------     ---------
                                  511,520   (167,373)       --        344,147
 Cost and expenses:
 Cost of sales                    392,802   (110,152)                 282,650
 Selling, general and
  administrative                   85,383    (30,208)                  55,175
 Research and development           4,100     (1,114)                   2,986
 Amortization of goodwill           5,842     (1,637)                   4,205
                                ---------- ----------  ---------    ---------
                                  488,127   (143,111)       --        345,016

Operating income (loss)            23,393    (24,262)       --           (869)

Interest expense                   35,284        (60)    (6,463)(3)    28,761
Interest income                      (184)        18    (13,710)(3)   (13,876)
                                ---------- ----------  ---------     ---------
Net interest expense               35,100        (42)   (20,173)       14,885

Investment income, net                924                                 924
Equity in earnings of
 affiliates                           762       (762)                    --
Minority interest                    (121)       156                       35
                                ---------- ----------  ---------     ---------
Earnings (loss) from continuing
 operations before taxes          (10,142)   (24,826)    20,173       (14,795)
Income tax provision (benefit)      2,017    (10,410)     7,061        (1,332)
                                ---------- ----------  ---------     ---------
Earnings (loss) from continuing
 operations                     $ (12,159) $ (14,416)  $ 13,113      $(13,462)
                                ========== ==========  =========     =========

          See Notes to Pro Forma Condensed Separated Financial Statements.

                            FAIRCHILD INDUSTRIES, INC.
                PRO FORMA CONDENSED SEPARATED STATEMENT OF EARNINGS
                     For the six months ended December 31, 1995
                               (in thousands)

                                      Historical             Pro Forma
                                ---------------------  -----------------------
                                    FII        DME     Adjustments      FII
Revenue:                        ---------- ----------  -----------   ---------
Sales                          $ 175,197  $   (*)                   $175,197
 Other income, net                    350                                 350
                                ---------- ----------  ---------     ---------
                                  175,547       --          --        175,547
 Cost and expenses:
 Cost of sales                    138,048                             138,048
 Selling, general and
  administrative                   26,364                              26,364
 Research and development              44                                  44
 Amortization of goodwill           2,132                               2,132
 Restructuring                        285                                 285
                                ---------- ----------  ---------     ---------
                                  166,873       --          --        166,873

Operating income (loss)             8,674       --          --          8,674

Interest expense                   17,889                (3,232)(3)    14,657
Interest income                      (172)               (6,855)(3)    (7,027)
                                ---------- ----------  ---------     ---------
Net interest expense               17,717       --      (10,087)        7,630

Minority interest                      20                                  20
                                ---------- ----------  ---------     ---------
Earnings (loss) from continuing
 operations before taxes           (9,023)      --       10,087         1,064
Income tax provision (benefit)     (1,626)                3,530         1,904
                                ---------- ----------  ---------     ---------
Earnings (loss) from continuing
 operations                     $  (7,397) $    --     $  6,556      $   (841)
                                ========== ==========  =========     =========

      * - Results of DME were included as part of earnings from discontinued operations for the six months ended December 31, 1995.

          See Notes to Pro Forma Condensed Separated Financial Statements.

                         FAIRCHILD INDUSTRIES, INC.
        NOTES TO PRO FORMA CONDENSED SEPARATED FINANCIAL STATEMENTS

    On February 22, 1996, the Company completed the sale of DME to Cincinnati Milacron for $74,000,000 in cash and $171,377,000 in 8% promissory notes which mature one year following the closing of the sale. The pro forma financial statements separate (i) the assets and liabilities of DME from the Company's consolidated balance sheets at December 31, 1995, and (ii) the results of operations of DME from the Company's consolidated statement of earnings for the year ended June 30, 1995 and six months ended December 31, 1995. In separating the entities, the following pro forma adjustments have been made.

     (1) Reflects the sale of certain assets and liabilities of DME in exchange for cash and notes receivable, reduced by accrued expenses (incentive compensation, legal, audit and other associated fees) incurred for the disposition as follows:
                                                December 31,
                                                    1995
                                                ------------
     Cash                                      $ 74,000,000
     Notes receivable                           171,377,000
     Other accrued expenses                      (7,341,000)
                                                ------------
     Net proceeds received                      238,036,000
     Carrying value of net assets sold          119,694,000
                                                ------------
     Nonrecurring gain before taxes             118,342,000
     Taxes payable (35% statutory tax rate)      41,420,000
                                                ------------
     Net gain on sale                          $ 76,922,000
                                                ============

     (2) Cash received was immediately used to reduce bank loans(with interest rates of approximately 8.73% in fiscal 1995) as follows:

                                                December 31,
                                                    1995
     Bank notes payable and current maturities ------------
      of debt                                  $ 67,303,000
     Long-term debt, less current maturities      6,697,000
                                                ------------
     Total                                     $ 74,000,000
                                                ============

     (3) For purposes of presenting the pro forma condensed separated statement of earnings, the following adjustments (which are expected to be recurring) have been made:

                                                Six Months
                                                   Ended      Year Ended
                                                December 31,    June 30,
                                                    1995          1995
     Increase (decrease) in earnings:          -----------   -----------
     Interest expense from revised debt
       structures (see Note 2)                  $ 3,232,000   $ 6,463,000
     Interest income from notes receivable        6,855,000    13,710,000
     Tax effects of the above adjustments        (3,530,000)   (7,061,000)
                                                -----------   -----------
     Net adjustments                            $ 6,556,000   $13,113,000
                                                ===========   ===========

     (4) The pro forma statement of earnings has not been adjusted for non-recurring credits or charges that are expected to be incurred within the ensuing year. Such non-recurring items omitted from the pro forma statement of earnings represents the gain, net of tax, on the sale of DME of $76,922,000. See Note 1.